PRICESMART ANNOUNCES FISCAL 2024 THIRD QUARTER OPERATING RESULTS
NET MERCHANDISE SALES GREW 11.6%
COMPARABLE NET MERCHANDISE SALES INCREASED 7.8%
$1.08 EARNINGS PER DILUTED SHARE
San Diego, CA (July 10, 2024) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 54 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal third quarter of 2024, which ended on May 31, 2024.
Third Quarter Financial Results
Total revenues for the third quarter of fiscal year 2024 increased 12.1% to $1.23 billion compared to $1.10 billion in the comparable period of the prior year. For the third quarter of fiscal year 2024, net merchandise sales increased 11.6% to $1.19 billion from $1.07 billion in the third quarter of fiscal year 2023. Net merchandise sales - constant currency increased 9.1% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $27.3 million, or 2.5%, versus the same period in the prior year.
The Company had 54 warehouse clubs in operation as of May 31, 2024 compared to 51 warehouse clubs in operation as of May 31, 2023.
Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.8% for the 13-week period ended June 2, 2024 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended June 2, 2024 increased 5.6%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 2.2% versus the same period in the prior year.
The Company recorded operating income during the fiscal third quarter of $49.9 million compared to operating income of $43.1 million in the prior year period. Net income increased 9.9% to $32.5 million, or $1.08 per diluted share, in the third quarter of fiscal year 2024 compared to $29.6 million, or $0.94 per diluted share, in the third quarter of fiscal year 2023.
Adjusted net income for the third quarter of fiscal year 2024 was $32.5 million, or an adjusted $1.08 per diluted share, compared to adjusted net income of $32.5 million, or an adjusted $1.04 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the third quarter of fiscal year 2024 was $71.0 million compared to $63.9 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the nine months ended May 31, 2024 increased 12.0% to $3.69 billion compared to $3.29 billion in the comparable period of the prior year. For the first nine months of fiscal year 2024, net merchandise sales increased 11.8% to $3.59 billion from $3.21 billion in the comparable prior year period. Net merchandise sales - constant currency increased 8.3% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $111.4 million, or 3.5%, versus the same period in the prior year.
Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.2% for the 39-week period ended June 2, 2024 compared to the comparable 39-week period of the prior year. Comparable net merchandise sales - constant currency for the 39 weeks ended June 2, 2024 increased 5.0%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.2% versus the same period in the prior year.

The Company recorded operating income during the first nine months of fiscal year 2024 of $171.7 million compared to operating income of $152.4 million in the prior year period. Net income increased 17.0% to $109.8 million, or $3.62 per diluted share, in the first nine months of fiscal year 2024 compared to $93.8 million, or $3.01 per diluted share, in the first nine months of fiscal year 2023.
Adjusted net income for the first nine months of fiscal year 2024 was $109.8 million, or an adjusted $3.62 per diluted share, compared to adjusted net income of $106.1 million, or an adjusted $3.41 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the first nine months of fiscal year 2024 was $232.9 million compared to $218.4 million in the same period last year.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, July 11, 2024, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 549-8228 or (646) 564-2877 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Thursday, July 18, 2024 by dialing (888) 660-6264 for domestic callers, or (646) 517-3975 for international callers, and entering replay passcode 97656#.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 54 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; eight in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Cartago, Costa Rica in the spring of 2025. Once this new club is open, the Company will operate 55 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Revenues:
Net merchandise sales	$1,194,531	$1,070,263	$3,590,461	$3,211,725
Export sales	11,586	6,347	30,106	23,687
Membership income	19,279	16,735	55,566	48,806
Other revenue and income	4,032	3,309	11,720	9,431
Total revenues	1,229,428	1,096,654	3,687,853	3,293,649
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,008,721	906,613	3,024,134	2,703,143
Export sales	10,935	5,981	28,663	22,533
Selling, general and administrative:
Warehouse club and other operations	119,053	106,172	346,792	306,694
General and administrative	40,434	34,343	114,682	100,274
Separation costs associated with Chief Executive Officer departure	—	—	—	7,747
Pre-opening expenses	26	495	970	584
Loss (gain) on disposal of assets	350	(2)	872	295
Total operating expenses	1,179,519	1,053,602	3,516,113	3,141,270
Operating income	49,909	43,052	171,740	152,379
Other income (expense):
Interest income	2,521	3,161	8,612	6,260
Interest expense	(3,579)	(2,747)	(9,688)	(8,310)
Other expense, net	(1,882)	(1,885)	(11,044)	(11,795)
Total other expense	(2,940)	(1,471)	(12,120)	(13,845)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	46,969	41,581	159,620	138,534
Provision for income taxes	(14,483)	(12,019)	(49,895)	(44,647)
Income (loss) of unconsolidated affiliates	3	10	82	(63)
Net income	$32,489	$29,572	$109,807	$93,824
Net income per share available for distribution:
Basic	$1.08	$0.95	$3.62	$3.02
Diluted	$1.08	$0.94	$3.62	$3.01
Shares used in per share computations:
Basic	29,968	30,800	30,052	30,752
Diluted	29,968	30,829	30,052	30,770

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31, 2024 (Unaudited)	August 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$128,271	$239,984
Short-term restricted cash	2,832	2,865
Short-term investments	99,904	91,081
Receivables, net of allowance for doubtful accounts of $62 as of May 31, 2024 and $67 as of August 31, 2023	17,842	17,904
Merchandise inventories	516,464	471,407
Prepaid expenses and other current assets (includes $2,606 and $0 as of May 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	57,515	53,866
Total current assets	822,828	877,107
Long-term restricted cash	9,239	9,353
Property and equipment, net	938,336	850,328
Operating lease right-of-use assets, net	100,391	114,201
Goodwill	43,182	43,110
Deferred tax assets	31,241	32,039
Other non-current assets (includes $1,979 and $7,817 as of May 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	64,920	68,991
Investment in unconsolidated affiliates	10,561	10,479
Total Assets	$2,020,698	$2,005,608
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$10,078	$8,679
Accounts payable	491,203	453,229
Accrued salaries and benefits	46,763	45,441
Deferred income	37,777	32,613
Income taxes payable	4,785	9,428
Other accrued expenses and other current liabilities (includes $2,734 and $1,913 as of May 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	42,163	57,273
Operating lease liabilities, current portion	7,179	7,621
Dividends payable	17,771	—
Long-term debt, current portion	36,672	20,193
Total current liabilities	694,391	634,477
Deferred tax liability	1,942	1,936
Long-term income taxes payable, net of current portion	5,039	5,045
Long-term operating lease liabilities	108,258	122,195
Long-term debt, net of current portion	98,426	119,487
Other long-term liabilities (includes $4,137 and $3,321 for the fair value of derivative instruments and $13,151 and $12,105 for post-employment plans as of May 31, 2024 and August 31, 2023, respectively)	17,288	15,425
Total Liabilities	925,344	898,565

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,562,808 and 31,934,900 shares issued and 30,639,028 and 30,976,941 shares outstanding (net of treasury shares) as of May 31, 2024 and August 31, 2023, respectively	3	3
Additional paid-in capital	509,901	497,434
Accumulated other comprehensive loss	(160,080)	(163,992)
Retained earnings	861,158	817,559
Less: treasury stock at cost, 1,923,780 shares as of May 31, 2024 and 957,959 shares as of August 31, 2023	(115,628)	(43,961)
Total Stockholders' Equity	1,095,354	1,107,043
Total Liabilities and Equity	$2,020,698	$2,005,608

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted net income and adjusted net income per diluted share are important measures used by management to compare the performance of our core operations between periods. We define adjusted net income as net income, as reported, adjusted for: separation costs associated with the departure of our former Chief Executive Officer, the write-off of certain VAT receivables following unfavorable court rulings, the write-off of certain Aeropost receivables, and the tax impact of the foregoing adjustments on net income. We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We believe adjusted net income and adjusted net income per diluted share are useful metrics to investors and analysts because they present more accurate year-over-year comparisons for our net income and net income per diluted share because adjusted items are not the result of our normal operations.
The following table shows the Company’s reconciliation of net income to adjusted net income and adjusted net income per diluted share for the periods indicated:

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Net income as reported	$32,489	$29,572	$109,807	$93,824
Adjustments:
Separation costs associated with Chief Executive Officer departure (1)	—	—	—	7,747
VAT receivable write-off (2)	—	2,309	—	2,309
Aeropost-related write-offs (3)	—	661	—	2,786
Tax impact of adjustments to net income (4)	—	—	—	(550)
Adjusted net income	$32,489	$32,542	$109,807	$106,116

Net income per diluted share	$1.08	$0.94	$3.62	$3.01
Separation costs associated with Chief Executive Officer departure	—	—	—	0.23
VAT receivable write-off	—	0.08	—	0.08
Aeropost-related write-offs	—	0.02	—	0.09
Adjusted net income per diluted share	$1.08	$1.04	$3.62	$3.41
(1)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(2)    Reflects $2.3 million of VAT receivables deemed not recoverable and written off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(3)    Reflects $2.8 million consisting of $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $0.7 million of Aeropost-related write-offs in the third quarter of fiscal year 2023.
(4)    Reflects the tax effect of the above-mentioned adjustments.

Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income; other income (expense), net; separation costs associated with Chief Executive Officer departure, the write-off of certain VAT receivables following unfavorable rulings, and Aeropost-related write-offs. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Net income as reported	$32,489	$29,572	$109,807	$93,824
Adjustments:
Interest expense	3,579	2,747	9,688	8,310
Provision for income taxes	14,483	12,019	49,895	44,647
Depreciation and amortization	21,129	17,821	61,114	53,264
Interest income	(2,521)	(3,161)	(8,612)	(6,260)
Other expense, net (1)	1,882	1,885	11,044	11,795
Separation costs associated with Chief Executive Officer departure (2)	—	—	—	7,747
Aeropost-related write-offs (3)	—	661	—	2,786
VAT receivable write-off (4)	—	2,309	—	2,309
Adjusted EBITDA	$71,041	$63,853	$232,936	$218,422
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and nine months ended May 31, 2024. Primarily consists of foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and nine months ended May 31, 2023.
(2)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(3)    Reflects $2.8 million consisting of $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $0.7 million of Aeropost-related write-offs in the third quarter of fiscal year 2023.
(4)    Reflects $2.3 million of VAT receivables deemed not recoverable and written off in the third quarter of fiscal year 2023 following unfavorable court rulings.
Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	May 31, 2024
	Three Months Ended		Nine Months Ended
	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,194,531	11.6%	$3,590,461	11.8%
Favorable impact of foreign currency exchange	27,282	2.5%	111,423	3.5%
Net merchandise sales on a constant-currency basis	$1,167,249	9.1%	$3,479,038	8.3%

Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	June 2, 2024
	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	7.8%	8.2%
Favorable impact of foreign currency exchange	2.2%	3.2%
Comparable net merchandise sales on a constant-currency basis	5.6%	5.0%